Contacts: Arbor Realty Trust, Inc. Paul Elenio, Chief Financial Officer 516-832-7422 pelenio@arbor.com	Investors: Stephanie Carrington The Ruth Group 646-536-7017 scarrington@theruthgroup.com

Media:
Bonnie Habyan, SVP of Marketing
516-229-6615
bhabyan@arbor.com

Arbor Realty Trust Receives $39 Million in Cash Proceeds From Recapitalization of 1107 Broadway Property

Uniondale, NY, October 22, 2007-- Arbor Realty Trust, Inc. (NYSE: ABR), a real estate investment trust focused on the business of investing in real estate related bridge and mezzanine loans, preferred and direct equity investments, mortgage-related securities and other real estate related assets, today announced that the Company, as part of an investor group, has sold 50% of its economic interest in the 1107 Broadway property. The partnership was recapitalized with financing of approximately $343 million, of which approximately $203 million was funded, with the unfunded portion to be used to develop the property. The Company received net proceeds of approximately $39 million from this transaction. The investor group, on a pro-rata basis, retained a 50% economic interest in the property, representing approximately $29 million of capital. The Company’s pro-rata portion is a 10% retained interest in the property, representing approximately $6 million of capital. The partnership intends to develop this property into a mixed use of residential and retail.

The Company owned its 20% equity interest through a taxable REIT subsidiary and therefore any gain on this transaction is subject to corporate income tax. The Company has not yet determined the taxable portion of this transaction and therefore will disclose its impact on earnings when the information is available. The Company intends to retain a majority of the net proceeds to fund additional business opportunities.

“We are extremely pleased with the execution of this transaction which continues to demonstrate the significant value we create from our equity kickers,” said Ivan Kaufman, Chairman and Chief Executive Officer of Arbor. “Our investment in this project, combined with the sale of the 200 Fifth Avenue property, has generated nearly $49 million in cash, and has substantially increased our capital base. In addition, we were able to retain a 10% interest in the upside of the Broadway property. These equity kickers are an important aspect of our business model and continue to generate significant liquidity to fund new loans and investments. We have received over $220 million in cash distributions from our equity kickers since transitioning to a public company, adding nearly $7 per share to our economic book value.”

About Arbor Realty Trust, Inc.

Arbor Realty Trust, Inc. is a real estate investment trust which invests in a diversified portfolio of multi-family and commercial real estate related bridge and mezzanine loans, preferred equity investments, mortgage related securities and other real estate related assets. Arbor commenced operations in July 2003 and conducts substantially all of its operations through its operating partnership, Arbor Realty Limited Partnership and its subsidiaries. Arbor is externally managed and advised by Arbor Commercial Mortgage, LLC, a national commercial real estate finance company operating through 11 offices in the US that specializes in debt and equity financing for multi-family and commercial real estate.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor’s expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risks detailed in Arbor’s Annual Report on Form 10-K for the year ended December 31, 2006 and its other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.